Zumiez Inc. Reports July 2011 Sales Results

Net Sales Increased 12.3% to $38.7 Million; July 2011 Comparable Store Sales Increased 4.9%; Company Announces Second Quarter Earnings Report Date

EVERETT, WA -- (Marketwire - August 03, 2011) - Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended July 30, 2011 increased 12.3% to $38.7 million, compared to $34.4 million for the four-week period ended July 31, 2010. The Company's comparable store sales increased 4.9% for the four-week period, on top of a comparable store sales increase of 9.4% in the year ago period. To hear the Zumiez prerecorded July sales message, please dial (585) 295-6795 or (866) 862-7693 (no passcode is required).

The Company also announced that its conference call to discuss second quarter fiscal 2011 financial results will be broadcast live over the Internet on Wednesday, August 31, 2011 at 5:00 p.m. Eastern Time and may be accessed at http://ir.zumiez.com. Due the importance of the back to school selling period, the Company made the decision to report second quarter fiscal 2011 results and provide third quarter fiscal 2011 guidance in conjunction with August sales results. To listen to the webcast, please go to the website at least 15 minutes prior to the start time to register and download any necessary software.

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of July 30, 2011 we operated 420 stores in the United States and 4 stores in Canada, which are primarily located in shopping malls, and our web site address is www.zumiez.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200